AXA Equitable Supplemental Severance Plan for Executives
As Amended and Restated as of May 9, 2018

Section I. Purpose

The purpose of the AXA Equitable Supplemental Severance Plan for Executives (the “Supplemental Plan”) is to provide supplemental severance benefits for individuals who have been elected by the Board of Directors of AXA Equitable Life Insurance Company (“AXA Equitable”) as Managing Directors or higher (“Eligible Executive”) of AXA Equitable in the event of Job Elimination. These severance benefits are intended solely to supplement, and shall not be duplicative of, any severance benefits for which an Eligible Executive may be eligible under the AXA Equitable Severance Benefit Plan (“Basic Severance Plan”).

Section II. Coordination with Basic Severance Plan

All provisions of the Basic Severance Plan including, without limitation, all terms and conditions for the payment of Severance Benefits, shall apply to this Supplemental Plan and are incorporated by reference into this Supplemental Plan. This Supplemental Plan shall only exist to the extent the Basic Severance Plan remains in effect. To the extent there is a conflict between this Supplemental Plan and the Basic Severance Plan, this Supplemental Plan will govern.

Section III. Definitions

The following definitions shall apply for purposes of this plan and any capitalized terms that are not otherwise defined herein are as defined in the Basic Severance Plan.

AEH
AEH shall mean AXA Equitable Holdings, Inc.

Affiliate
Affiliate shall mean any corporation, partnership, limited liability company, trust or other entity which directly, or indirectly through one or more intermediaries, controls, or is controlled by, AEH.

Board
Board shall mean the Board of Directors of AEH or of any successor to AEH.

Bonus Amount
The Bonus Amount for an Eligible Executive shall mean the greatest of:

•	the most recent annual short-term incentive compensation award paid to the Eligible Executive prior to the date the Eligible Executive receives Notice of Job Elimination;

•	the average of the three most recent short-term incentive compensation awards paid to the Eligible Executive prior to the date the Eligible Executive receives Notice of Job Elimination; and

•	the annual target short-term incentive compensation award for the Eligible Executive for the year in which the Eligible Executive receives Notice of Job Elimination;

Change in Control
Change in Control shall have the meaning set forth in the AXA Equitable Holdings, Inc. 2018 Omnibus Incentive Plan, as amended from time to time.

CIC Executive
CIC Executive shall mean an Eligible Executive who is a MC Member, the AXA Equitable Chief Human Resources Officer, the AXA Equitable Chief Information Officer or the AXA Equitable Chief Transformation Officer.

MC Member
MC Member shall mean an Eligible Executive who is a member of the AEH Management Committee.

Subsidiary
Subsidiary shall mean any entity that is directly or indirectly controlled by AEH or any entity in which AEH directly or indirectly has at least a 50% equity interest

Section IV. Benefits

Subject to the terms and conditions set forth in the Basic Severance Plan, an Eligible Executive who is Job Eliminated and otherwise eligible for benefits under the Basic Severance Plan shall be eligible for the following benefits to the extent not provided to the Eligible Executive under the Basic Severance Plan:

(a)
Severance Pay equal to fifty-two weeks of Salary reduced by any Severance Pay for which the Eligible Executive may be eligible under the Basic Severance Plan, payable in accordance with Section 5.2 of the Basic Severance Plan; provided that, in the case of a MC Member, the number “fifty-two” in this sentence shall be replaced by “seventy-eight”;

(b)
An additional amount of Severance Pay, payable in accordance with Section 5.2 of the Basic Severance Plan, equal to the Eligible Executive’s Bonus Amount; provided that, in the case of a MC Member, the additional amount of Severance Pay shall be equal to 150% of the Eligible Executive’s Bonus Amount;

(c)
a lump sum payment equal to the sum of: (i) the Eligible Executive’s annual target short-term incentive compensation for the year in which the Eligible Executive receives Notice of Job Elimination, pro-rated based on the number of the Eligible Executive’s full calendar months of service in that year, and (ii) $40,000, less applicable withholdings and deductions, made on the first business day on or after the 90th day following the Eligible Executive’s Job Elimination Date; and

(d)
in the event that the Eligible Executive receives Notice of Job Elimination on any date occurring during the period beginning on January 1 of a calendar year and ending on the date on which short-term incentive compensation awards are paid under the AXA Equitable Holdings, Inc. Short-Term Incentive Compensation Plan for Executive Management for the prior calendar year, the Eligible Executive shall receive a lump sum payment equal to his or her annual target short-term incentive compensation for the prior year.

No amounts paid under this Supplemental Plan will be deemed to be compensation for purposes of any company benefit plan or program.

Section V. Change in Control

In the event that a CIC Executive’s job elimination is related to a Change in Control:

•	the number of weeks of Salary payable as Severance Pay to the CIC Executive under Section IV(a) above shall be one hundred and four; and

•	the amount payable as Severance Pay under Section IV(b) above shall be equal to 200% of the CIC Executive’s Bonus Amount.
A job elimination will be deemed to be related to a Change in Control only if it occurs within 12 months after the Change in Control. For this purpose, the term “job elimination” will include certain voluntary terminations of employment by a CIC Executive for “good reason,” which includes:

•	a material diminution of the executive’s duties, authority or responsibilities;

•
a material reduction in the executive’s base compensation (other than in connection with, and substantially proportionate to, reductions by the company of the compensation of other similarly situated senior executives); and

•	a material change in the geographic location of the executive’s position.

For a voluntary termination of employment for “good reason” to be treated as an involuntary termination, the executive must give notice of the existence of the “good reason” condition within 90 days of its initial existence and the company must not remedy the condition within 30 days of the notice.

Section VI. Restrictive Covenants

In addition to any eligibility requirements under the Basic Severance Plan, to be eligible to receive benefits under this Supplemental Plan, an Eligible Executive must agree that he or she will not, for 12 months following termination of employment, directly or indirectly:

•	provide services in any capacity for any entity that conducts business competitive to that of AEH or one of its Subsidiaries;

•
individually or on behalf of any other person or business entity of any type, hire or attempt to hire any employee, agent or agency, broker, broker-dealer, financial planner, registered principal or representative who is, or during the 6 months preceding the Eligible Executive’s termination of employment was, employed or associated with AEH or one of its Subsidiaries; or

•
either for his or her own benefit or for the benefit of another, attempt to solicit any person or entity that is, or during the 6 months preceding the Eligible Executive’s termination of employment was, a customer of AEH or one of its Subsidiaries.

Section VII. Section 409A

(a)
If any payment, compensation or other benefit provided to an Eligible Executive in connection with his or her Job Elimination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code (“Section 409A”) and the Eligible Executive is a specified employee as defined in Section 409A(a)(2)(B)(i), then such “nonqualified deferred compensation” will not be paid before (i) the first regularly scheduled payroll date following the sixth (6th) month of such Eligible Executive’s Job Elimination Date or (ii) the first regularly scheduled payroll date following such Eligible Executive’s death, if earlier (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to the Eligible Executive during the period between the Eligible Executive’s Job Elimination Date and the New Payment Date will be paid to such Eligible Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date will be paid without delay over the time period originally scheduled, in accordance with the terms of this Supplemental Plan.

(b)	If under this Supplemental Plan, an amount is paid in two or more installments, each installment shall be treated as a separate payment for purposes of Section 409A.

(c)
A termination of employment shall not be deemed to have occurred for purposes of any provision of this Supplemental Plan providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” as defined in Treas. Reg. Section 1.409A-1(h), provided that a separation from service will be deemed to have occurred where AXA Equitable and an Eligible Executive reasonably anticipate that the level of bona fide services such Eligible Executive would perform after that date for AXA Equitable and all persons with whom AXA Equitable would be considered a single employer under Sections 414(b) and 414(c) of the Code would permanently decrease to less than 50% of the average level of bona fide services provided by such Eligible Executive in the immediately preceding 12 months. In addition, an 80% test will be used to in applying Sections 1563(a)(1), (2) and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code and in applying Treas. Reg. Section 1.414(c)-2 for purposes of determining trades or businesses that are under common control for purposes of Section 414(c) of the Code.

Section VIII. Effective Date

The original effective date of this Supplemental Plan is November 20, 2008. This Supplemental Plan was amended and restated effective as of March 4, 2011 and January 1, 2014, and is hereby subsequently amended and restated effective as of May 9, 2018.

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